Smartlinx Inc. Approves Private Placement Offering of up to
5,000,000 Units for Gross Proceeds of up to $2 Million

Union City, NJ. – March 12, 2010 – Smartlinx Inc. (“Smartlinx”), (OTC BB: SMLK), is pleased to announce that it has approved a private placement offering (the "Foreign Offering") of up to 5,000,000 units (the “Units”) at a price of $0.40 US per Unit, with each Unit consisting of one share of Smartlinx’s common stock and one share purchase warrant. Each warrant entitles the holder to purchase an additional share of common stock exercisable at a price of $0.50 US per share for a two-year period from the date of issuance. The Foreign Offering will be made to persons who are not “U.S. Persons” as defined in Regulation S of the Securities Act of 1933.

Under the Foreign Offering, Smartlinx may pay a commission or finders fee to duly licensed brokers and investment dealers of up to 10% of the cash proceeds of the offering and issue warrants to purchase up to 10% of the number of Units sold in the offering on the same terms as the placed warrants.

Smartlinx intends to use the proceeds of the Foreign Offering to implement its plan of operation and for general working capital purposes. There is no assurance that the Foreign Offering or any part of it will be completed.

About Smartlinx Inc.

Smartlinx Inc. (OTC BB: SMLK), through its wholly owned subsidiary in India, Smartlinx VoIP Networks Private Limited, offers online educational and Voice over Internet Telephony (VoIP) services.

Smartlinx has partnered with Bharat Sanchar Nigam Limited (BSNL), the largest telecommunications company in India, to provide online learning services to K-12 students, higher education students and working professionals using VVoIP connect between the tutor/teacher and the student under the service name ‘Live Tutor’.

Forward Looking Statements

This news release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to, risks and uncertainties relating to completing the Foreign Offering. There is also no assurance that the Foreign Offering will be completed on the above terms or at all. Readers are cautioned not to place undue reliance on the forward-looking statements made in this news release.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of Smartlinx’s securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons.

Contacts:

Smartlinx Inc.
Abraham Joy
+1.201.751.0602
a.joy@smartlinxinc.com